The Mexico Fund, Inc.

Monthly Summary Report
August 2011

Prepared By:
Impulsora del Fondo México, sc
Investment Adviser to the Fund

www.themexicofund.com

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

August 31, 2011

I. The Mexico Fund Data	End of Month	One Month Earlier	One Year Earlier

Total Net Assets1 (million US$)	$375.84	$399.36	$340.13

NAV per share	$28.13	$29.89	$25.29

Closing price NYSE2	$25.80	$27.03	$22.51

% Premium (Discount)	(8.28%)	(9.57%)	(10.99%)

Shares traded per month2 (composite figures)	566,560	638,660	397,621

Outstanding shares3	13,362,586	13,362,856	13,449,289

Shares on Short Interest Position2	54,134	8,921	14,612

Note: Past performance is no guarantee of future result

II. Performance4	1 Month	3 Months	6 Months	1 Year

Market price	-4.55%	-4.84%	-1.45%	27.27%

NAV per share	-5.89%	-7.04%	-4.17%	22.22%

Bolsa Index	-5.58%	-6.48%	-5.32%	20.73%

MSCI Mexico Index	-4.27%	-4.39%	-3.65%	21.56%

	2 Years	3 Years	5 Years	10 Years

Market price	55.23%	29.49%	53.62%	335.84%

NAV per share	50.37%	17.36%	42.76%	314.13%

Bolsa Index	37.60%	13.31%	50.04%	322.44%

MSCI Mexico Index	35.93%	12.14%	37.27%	258.34%

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1 Source: Impulsora del Fondo México, S.C. (Impulsora). Impulsora utilizes the spot exchange rate, provided by Bloomberg, to calculate the Fund's Net Asset Value per share (NAV). The NAV is published every business day on the Fund’s website www.themexicofund.com.

2 Source: New York Stock Exchange. Short interest position as of first fortnight of every month.

3 During August 2011, the Fund did not repurchase any of its own shares in the open market.

4 Sources: Lipper, Inc., Bloomberg and Impulsora del Fondo México, S.C. Periods ended on the last US business day of the date of this report. Figures calculated using the dividend reinvestment criteria.

III. The Mexican Stock Exchange	End of Month	One Month Earlier	One Year Earlier

Bolsa Index5	35,721.10	35,999.30	31,679.85

Daily avg. of million shares traded	404.2	318.3	275.7

Valuation Ratios6: P/E	19.14	19.76	20.05

P/BV	2.64	2.77	2.93

EV/EBITDA	8.11	8.32	8.41

Market capitalization (billion US$)	$490.22	$519.91	$410.61

IV. The Mexican Economy.	End of Month	One Month Earlier	One Year Earlier

Treasury Bills7

One month	4.05%	4.14%	4.52%

Six months	4.42%	4.49%	4.71%

One year	4.52%	4.64%	4.77%

Long-term Bonds

Three years	5.08%	5.59%	5.38%

Five years	N.A.	N.A.	N.A.

Ten years	5.78%	6.90%	6.49%

20 years	N.A.	N.A.	6.69%

30 years	7.68%	N.A.	N.A.

Currency Market8

Exchange Rate (Ps/US$)	Ps. 12.3327	Ps. 11.7354	Ps. 13.2046

	Month	Year to Date	Last 12 Months

Inflation Rates on Previous Month

Consumer Price Index9 (CPI)	0.48%	0.78%	3.55%

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5 Source: Mexican Stock Exchange

6 Source: Impulsora del Fondo México, S.C. Figures represent the average obtained from a representative sample of companies listed on the Bolsa. P/E refers to Price/Earnings, P/BV refers to Price/Book Value and EV/EBITDA refers to Enterprise Value/Earnings Before Interests, Taxes, Depreciation and Amortization.

7 Monthly average of weekly auctions as published by Banco de México. N.A. means no auction for such instrument was scheduled for this month.

8 Sources: Bloomberg and Banco de México

9 Source: Banco de México

V.  Economic Comments.

According to results of the monthly poll conducted during August 2011 by Mexico’s Central Bank (Banxico), economic analysts of the private sector estimate that Mexico’s gross domestic product (GDP) will increase 3.81% during 2011 and 3.57% during 2012. The inflation rate is estimated by analysts to be 3.52% for 2011 and 3.72% for 2012. The exchange rate of the peso against the dollar is expected to end 2011 at Ps. 12.12 and at Ps. 12.43 towards the end of 2012, while the interest rate for the 28-day Cetes (Treasury Bills) is estimated to be 4.36% and 4.77% for the same periods. The complete results of this and past polls are available at Banxico’s website, located at www.banxico.org.mx.

VI.  Portfolio of Investments As of August 31, 2011 (Unaudited)

			Percent of
Shares Held	COMMON STOCK - 94.28%	Value	Net Assets
	Airports
800,500	Grupo Aeroportuario del Sureste, S.A.B. de C.V. Series B	$4,715,620	1.26%
1,238,900	Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. Series B	2,269,313	0.60
		6,984,933	1.86
	Beverages
1,269,927	Arca Continental, S.A.B. de C.V.	6,395,612	1.70
5,075,900	Fomento Económico Mexicano, S.A.B. de C.V. Series UBD	34,827,950	9.27
700,000	Grupo Modelo, S.A.B. de C.V. Series C	4,041,856	1.07
		45,265,418	12.04
	Building Materials
20,888,400	Cemex, S.A.B. de C.V. Series CPO	11,280,315	3.00

	Chemical Products
3,300,000	Mexichem, S.A.B. de C.V.	13,312,170	3.54

	Commercial Banks
1,510,000	Compartamos, S.A.B. de C.V.	2,476,935	0.66

	Construction and Infrastructure
2,200,000	Empresas ICA, S.A.B. de C.V.	3,328,711	0.88
400,000	OHL México, S.A.B. de C.V.	785,878	0.21
		4,114,589	1.09
	Consumer Products
2,200,000	Kimberly-Clark de México, S.A.B. de C.V. Series A	13,200,678	3.51

	Financial Groups
1,470,000	Banregio Grupo Financiero, S.A.B. de C.V. Series O	3,554,404	0.94
4,200,000	Grupo Financiero Banorte, S.A.B. de C.V. Series O	17,089,202	4.55
		20,643,606	5.49
	Food
5,000,000	Grupo Bimbo, S.A.B. de C.V. Series A	9,799,152	2.61

	Health Care
3,000,000	Genomma Lab Internacional, S.A.B. de C.V. Series B	6,283,296	1.67

	Holding Companies
1,350,000	Alfa, S.A.B. de C.V. Series A	16,505,145	4.39
1,120,000	Grupo Carso, S.A.B. de C.V. Series A1	2,842,524	0.76
		19,347,669	5.15
	Media
4,000,000	Grupo Televisa, S.A.B. Series CPO	17,683,070	4.70

	Mining
7,500,000	Grupo México, S.A.B. de C.V. Series B	25,341,166	6.74
270,000	Industrias Peñoles, S.A.B. de C.V.	12,905,933	3.43
		38,247,099	10.18

			Percent of
Shares Held	COMMON STOCK	Value	Net Assets
	Retail
104,500	First Cash Financial Services, Inc.	4,881,191	1.30
2,000,000	Grupo Comercial Chedraui, S.A.B. de C.V. Series B	5,928,953	1.58
1,620,000	El Puerto de Liverpool, S.A.B. de C.V. Series C-1	12,641,903	3.36
12,780,000	Wal-Mart de México, S.A.B. de C.V. Series V	33,958,549	9.04
		57,410,596	15.28
	Steel
187,700	Ternium, S.A.	4,763,766	1.27

	Stock Exchange
4,000,000	Bolsa Mexicana de Valores, S.A.B. de C.V. Series A	6,658,720	1.77

	Telecommunications Services
60,010,000	América Móvil, S.A.B. de C.V. Series L	76,881,624	20.46

	Total Common Stock	$354,353,636	94.28%

Securities	SHORT-TERM SECURITIES – 5.12%
Principal Amount
	Repurchase Agreements
$13,976,749	BBVA Bancomer, S.A., 4.30%, dated 08/31/11, due 09/01/11 repurchase price $13,978,418 collateralized by Bonos del Gobierno Federal.	$13,976,749	3.72%
	Time Deposits
	Comerica Bank, 0.10%, dated 08/31/11, due 09/01/11	5,275,564	1.40
	Total Short-Term Securities	19,252,313	5.12
	Total Investments	373,605,949	99.40
	Other Assets in Excess of Liabilities	2,232,964	0.60
	Net Assets Equivalent to $28.13 per share on 13,362,856 shares of capital stock outstanding	$375,838,913	100.00%

VII. The Mexico Fund, Inc. Charts

VII. The Mexico Fund, Inc. Charts (continued)